Exhibit 10.5

CEDAR FAIR, L.P.

2008 SUPPLEMENTAL RETIREMENT PLAN

CEDAR FAIR, L.P.

2008 SUPPLEMENTAL RETIREMENT PLAN

Background

Cedar Fair, L.P. (the “Company”) maintains the Cedar Fair Amended and Restated Supplemental Retirement Program, which was adopted in November 1992 and amended in October 1994 and again in July, 2007, for compliance with Section 409A (the “Prior Plan”). To the extent any benefit under the Prior Plan was not vested as of December 31, 2004, and becomes vested thereafter, the time and form of distribution of such Prior Plan benefit must be coordinated with the time and form of benefit under this Cedar Fair, L.P. 2008 Supplemental Retirement Plan (the “Plan”) in accordance with Section 409A.

Article I

Purpose

The purpose of the Plan is to provide a select group of management or highly compensated employees who contribute materially to the growth, development, and future business success of the Company and its Affiliates (the Company and its Affiliates are herein collectively referred to as “Cedar Fair”), and its general partner, Cedar Fair Management, Inc. (“CFMI”) with nonqualified retirement benefits in such amounts as the Company shall determine in accordance with the terms and conditions of the Plan.

Article II

Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

2.1	“Account” shall mean the account established and maintained by the Committee for bookkeeping purposes to reflect the nonqualified retirement benefit of a Participant under the Plan. Accounts shall be bookkeeping entries only and shall be utilized solely as devices for the measurement and determination of the amounts to be paid to a vested Participant or the Beneficiary of a vested Participant under the Plan.

2.2	“Affiliate” shall mean an employer with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code including, without limitation, Magnum Management Corporation, using eighty percent (80%) as the percentage of ownership required under such Code sections.

2.3	“Beneficiary” shall mean any person, estate, or trust entitled to receive any payment under the Plan upon the death of a Participant. A Participant shall designate his beneficiary on a form provided by the Committee.

2.4	“Board” shall mean the Board of Directors of CFMI.

2.5	“Cedar Fair” shall mean the Company, its Affiliates, and CFMI.

2.6	“CFMI” shall mean Cedar Fair Management, Inc., an Ohio corporation.

2.7	“Change in Control” shall mean a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company that constitutes a “change in control” under Section 409A (applied by analogy as if the Company were a corporation).

2.8	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.9	“Committee” shall mean the Compensation Committee of the Board or any other committee or designee of the Board that the Board authorizes to administer the Plan.

2.10	“Company” shall mean Cedar Fair, L.P. a Delaware limited partnership.

2.11	“Disabled” or “Disability” shall mean:

(i)	If the Participant is not covered under a disability insurance program of Cedar Fair, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(ii)	If the Participant is covered by a disability insurance program of Cedar Fair, that the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Cedar Fair.

For purposes of the Plan, a Participant shall be deemed to be Disabled if such Participant is determined to be totally disabled by the United States Social Security Administration or if such Participant is determined to be disabled in accordance with the applicable disability insurance program; provided that the definition of “disability” under such disability insurance program complies with the requirements of paragraph (ii) of this Section 2.11.

2.12	“Effective Date” shall mean February 4, 2008, or such other date in 2008 that the Plan is approved by the Board.

2.13	“Eligible Person” shall mean any key employee of the Company, any Affiliate, or CFMI and any officer thereof who is a management or highly compensated employee and who is designated, in the sole discretion of the Committee, to be eligible to participate in the Plan.

2.14	“Participant” shall mean an Eligible Person who is selected by the Committee to participate in the Plan.

2.15	“Plan” shall mean the Cedar Fair, L.P. 2008 Supplemental Retirement Plan, as amended from time to time.

2.16	“Plan Year” shall mean the initial plan year period beginning on the Effective Date and ending on December 31, 2008, and the calendar year beginning on January 1 and ending on December 31 of each subsequent year during the continuation of the Plan.

2.17	“Prior Plan” shall mean the Cedar Fair Amended and Restated Supplemental Retirement Program.

2.18	“Retire” or “Retirement” shall mean a Separation from Service at or after attainment of age sixty (62).

2.19	“Section 409A” shall mean Section 409A of the Code and the regulations and other guidance issued thereunder by the United States Department of Treasury and/or the Internal Revenue Service.

2.20	“Separation from Service” shall mean the termination of employment of a Participant with the Company and all Affiliates (and, if applicable, with CFMI) that is a “separation from service” within the meaning of Section 409A.

2.21	“Specified Employee” shall mean a “specified employee” within the meaning of Section 409A and the Company’s “specified employee” identification policy, if any.

2.22	“Year of Service” shall mean each one-year period of time, including time before a Participant’s commencement of participation in the Plan, commencing on the date on which a Participant was first employed by Cedar Fair (including its predecessors and/or successors) and each year’s anniversary of such employment.

Article III

Eligibility and Participation

3.1	Eligibility. Any Eligible Person shall be eligible to be selected as a Participant prior to the beginning of a Plan Year; provided that any member of the Committee shall not participate in his own selection as a Participant or in the allocation of any benefit amount to himself; and provided further, that for the 2008 Plan Year the selection of Participants shall occur no later than the end of the thirty (30) day period following the Effective Date.

3.2	Participation. Any Eligible Person selected to participate shall be eligible to participate in the Plan, and have amounts credited to his Participant’s Account, as of the beginning of the immediately following Plan Year; provided that participation for the 2008 Plan Year shall begin as of the Effective Date.

Article IV

Vesting

4.1	Vesting Events. A Participant shall become one hundred percent (100%) vested in his Account upon the earliest to occur of the following events:

(a)	Upon his Retirement, provided that he has at least twenty (20) Years of Service with Cedar Fair; or

(b)	Upon his death while employed by Cedar Fair; or

(c)	Upon his Disability while employed by Cedar Fair; or

(d)	Upon a Change in Control while employed by Cedar Fair.

4.2	Forfeiture of Account. Any Participant who Retires with less than twenty (20) Years of Service with Cedar Fair or who otherwise incurs a Separation from Service, other than as a result of death or Disability, shall forfeit his entire Account.

Article V

Company Credits To Accounts

5.1	Credits. Company credits, if any, to a Participant’s Account may occur once a Participant has begun participation in accordance with Section 3.2. Company credits to Accounts shall be made on the basis of base salary, as recommended by the Chairman of the Board and approved by the Committee and the full Board.

5.2	Credits for 2008. Company credits, if any, to Accounts for the 2008 Plan Year shall be prorated based upon that portion of each Participant’s total base salary multiplied by the ratio of the number of days remaining in calendar year 2008 as of the Effective Date over the total number of days in 2008.

5.3	Dollar Limitations on Credits. No more than (U.S.) One Hundred Thousand Dollars (U.S. $100,000) shall be credited to any one Participant’s Account in any one Plan Year, and no more than (U.S.) Two Hundred Fifty Thousand Dollars (U.S. $250,000) shall be credited to all Participant Accounts in any one Plan Year. Finally, no more than (U.S.) Three Million Three Hundred Fifty Thousand Dollars (U.S. $3,350,000) shall be credited to all Accounts under the Plan over the next seventeen (17) Plan Years. For the avoidance of doubt, the foregoing dollar limitations shall relate to the Company’s credits to Participants’ Accounts and shall not relate to or limit interest credits on such Company credits pursuant to Article VI hereof.

Article VI

Interest Credits To Accounts

Interest credits shall be made to each Participant’s Account during a Plan Year (at such time or times as the Committee shall determine), based upon the prime interest rate as established by Cedar Fair’s lead bank on each December 1 of the immediately preceding the Plan Year.

Article VII

Distribution of Benefits

7.1	Upon Death. Except as provided in Sections 7.4 and 7.5, if a Participant dies either during employment with Cedar Fair or after distribution has begun but before all of the amounts credited to his vested Account have been paid to him, the remaining balance credited to his Account as of the date of his death shall be distributed to his Beneficiary in a single lump sum on the first day of the second month following the month in which the Participant’s death occurs.

7.2	Upon Disability. Except as provided in Sections 7.4 and 7.5, if a Participant becomes Disabled, the balance credited to his Account shall be distributed in a single lump sum on the first day of the second month following the month in which the Committee determines that he is Disabled.

7.3	Upon Retirement.

(a) Not a Specified Employee. Except as provided in Sections 7.4 and 7.5, if a Participant is not a Specified Employee at the time of his Retirement, the balance credited to his Account will be paid in a single lump sum on the first day of the second month following the month in which he Retires.

(b) Specified Employee. Except as provided in Sections 7.4 and 7.5, if a Participant is a Specified Employee at the time of his Retirement, the balance credited to his Account shall be paid in a single lump sum on the date that is six (6) months and one (1) day after his date of Retirement.

7.4	Participant Distribution Elections in 2008.

(a) Eligibility for Election. During the 2008 Plan Year, a Participant may make a distribution election pursuant to this Section 7.4 on or before December 31, 2008.

(b) Mandatory Coordination of Election. If a Participant eligible to make a distribution election under Section 7.4(a) also participates in the Prior Plan (whether or not such Participant is vested in the Prior Plan), such Participant’s elections under this Section 7.4 and the Prior Plan must be the same for each separate distribution event (death, Disability, and Retirement) if the Participant’s Prior Plan account contains any credits, other than earnings credits, allocated after December 31, 2004.

(c) Time and Form of Distribution Election. A distribution election under this Section 7.4 shall be on a form approved by the Committee. Such election shall permit payment of amounts credited to a Participant’s Account in the one of the following forms at a specified time upon each distribution event of death, Disability, and Retirement, the time and form of payment of which may vary by event:

(i) A single lump sum at a time specified, which must be within ten (10) years from the date of the distribution event (death, Disability, and Retirement); or

(ii) In installments over a specified time period, not to exceed ten (10) years from the date of the distribution event (death, Disability, and Retirement);

provided that (x) pursuant to the requirements for transition relief under Section 409A, no amount subject to the election shall otherwise be payable in 2008 and the election shall not cause an amount to be paid in 2008 that would not otherwise be payable in 2008, and (y), in the case of any distribution upon Retirement, if the Participant is a Specified Employee at the time of Retirement, no payment shall commence until a date that is six (6) months and one (1) day after the date of Retirement (and any delayed installments shall be accumulated and paid with the next scheduled installment that is at least six (6) months and one (1) day after such Specified Employee’s Retirement).

(d) Timing, Irrevocability of Election. Distribution elections pursuant to this Section 7.4 must be received by the Committee no later than December 31, 2008, and shall be irrevocable as of December 31, 2008, except as provided in Section 7.5.

7.5	Change of Election.

(a) Eligibility for Change of Election. After December 31, 2008, a Participant may only make a distribution election pursuant to this Section 7.5. Any Participant who does not qualify to make such an election under this Section 7.5, shall receive distribution of the amount credited to his vested Account, if any, pursuant to Section 7.1, 7.2, or 7.3, as applicable.

(b) Mandatory Coordination of Elections. If a Participant eligible to make an election under this Section 7.5 also participates in the Prior Plan (whether or not such Participant is vested in the Prior Plan), such Participant’s elections under this Section 7.5 and the Prior Plan must be the same for each separate distribution event (death, Disability, and Retirement) if the Participant’s Prior Plan account contains any credits, other than earnings credits, allocated after December 31, 2004.

(c) Election Change Requirements. A Participant may elect to delay or to change the form of payment of the distribution of his Account to either a single lump sum or installments, not to exceed a five- (5-) year period, if all the following conditions are met:

(i) Such election shall not take effect for twelve (12) months after the date on which the election is made; and

(ii) The payment is deferred for a period of not less than five (5) years from the date such payment would otherwise be made (or in the case of installment payments, which shall be treated as a single payment, five (5) years from the date the first installment was scheduled to be paid); and

(iii) Any election shall not be made less than twelve (12) months prior to the date of the first scheduled payment; and

(iv) In the case of any distribution upon Retirement, if the Participant is a Specified Employee at the time of Retirement, no payment shall commence until a date that is six (6) months and one (1) day after the date of Retirement (and any delayed installments shall be accumulated and paid with the next scheduled installment that is at least six (6) months and one (1) day after such Specified Employee’s Retirement); and

(v) Such election shall become irrevocable at the last permissible date for making it, as provided in (iii) above.

7.6	Change in Control. Upon a Change in Control, the Accounts of Participants who are employed on the effective date of the Change in Control will become fully vested and Cedar Fair shall deposit, in cash, an amount equal to the total amount credited to the Accounts of all Participants in a “rabbi” trust, within the meaning of Internal Revenue Service Revenue Procedure 92-64 (or any subsequent Internal Revenue Service guidance), for the benefit of such Participants when they incur Retirement, die, or become Disabled, whichever occurs first. The time and form of payment shall be determined pursuant to this Article VII.

7.7	No Acceleration. Except as provided in this Article VII and permitted pursuant to Section 409A, no acceleration of the time or form of payment of an Account, or portion thereof, shall be permitted.

7.8	Effect of Payment. Payment of the benefit under the Plan shall completely discharge all obligations under the Plan to a Participant, his designated Beneficiaries, and any other party claiming benefits through the Participant or his Beneficiaries.

Article VIII

Termination, Amendment, or Modification

8.1	Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that it will continue the Plan, or will not terminate the Plan, at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all Participants by action of the Board.

8.2	Effect of Termination. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, that the Company shall have the right to accelerate payments without a premium or prepayment penalty if permitted under Section 409A.

8.3	Amendment. The Company reserves the right to amend any provisions of the Plan at any time upon an action by the Board (or any properly delegated Committee thereof) to the extent that it may deem advisable without the consent of the Participant or any Beneficiary; provided, however, that, without a Participant’s prior written consent, no such amendment shall impair or adversely affect the rights of any Participant or Beneficiary with respect to any amounts credited to a Participant’s Account before such amendment.

Article IX

Administration

9.1	Plan Administrator. For purposes of the Plan and except as otherwise provided, the Plan shall be administered by the Committee, which shall be the “Administrator.” Members of the Committee may be Participants under the Plan.

9.2	Committee Duties. The Committee shall be vested with sole discretionary authority:

(a)	To construe and interpret the Plan, any rabbi trust, and related Plan forms and documents (collectively referred to as “Documents”), their terms, and any rules and regulations promulgated thereunder, including but not limited to resolving ambiguities, inconsistencies, and omissions;

(b)	To construe and interpret the federal and state laws and regulations that relate to the Documents;

(c)	To decide all factual questions arising in connection with the Documents; and

(d)	To decide other questions arising in connection with the Documents.

Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by the Company.

9.3	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it determines (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

9.4	Binding Effect of Decisions. All findings of the Committee shall be final and shall be binding and conclusive upon all persons having any interest in the Plan.

9.5	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and any employee to whom the duties of the Committee may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee, any of its members, or any employee.

9.6	Participant Information. To enable the Committee to perform its functions, Cedar Fair shall supply full and timely information to such Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death, or Separation from Service of its Participants, and such other pertinent information as the Committee may reasonably require.

Article X

General Provisions

10.1	Nontransferability. No right to receive payments under the Plan may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided that a Participant may, in the manner established by the Committee, designate a Beneficiary.

10.2	No Right to Benefit. No Eligible Person or Participant shall have any claim to be granted any benefit under the Plan.

10.3	Taxes. The Company shall be authorized to report income with respect to an Account and to withhold from any payment due under the Plan the amount of withholding taxes due in respect of an Account under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

10.4	Applicable Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Delaware, without regard to its conflict of laws provisions.

10.5	Severability. If any provision of this Plan is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

10.6	Section 409A. To the extent applicable, the Company intends that this Plan comply with Section 409A, and this Plan shall be construed in a manner to comply with Section 409A. Should any provision be found not in compliance with Section 409A, the Participants shall be contractually obligated to execute any and all amendments deemed necessary and required by legal counsel for the Company to achieve compliance with Section 409A. By acceptance of participation, Participants irrevocably waive any objections they may have to the amendments required by Section 409A. Participants also agree that in no event shall any payment required to be made pursuant to this Plan that is considered “nonqualified deferred compensation” within the meaning of Section 409A be accelerated in violation of Section 409A. In the event a Participant is a Specified Employee, payments that are nonqualified deferred compensation cannot commence until the lapse of six (6) months after a Separation from Service. Notwithstanding the foregoing, neither the Company, any Affiliate, CFMI, the Board, the Committee, nor any of their designees shall be held liable for any taxes, penalties, or other monetary amounts owed by a Participant, Beneficiary, or other person as a result of any deferral or payment under the Plan or as a result of the administration of the Plan.

10.7	No Right to Continued Employment. Neither the Plan, the allocation of Company credits, nor any other action related to the Plan shall confer upon any Participant any right to continue in the service of Cedar Fair as an employee or affect in any way with the right of Cedar Fair to terminate any Participant’s employment or service at any time.

10.8	Unfunded Plan. The Plan shall be unfunded, and the Company, its Affiliates, and CFMI shall not be required to create a trust or segregate any assets that may at any time be represented by Company credits under the Plan. The Plan shall not establish any fiduciary relationship between the Company, any Affiliate, or CFMI and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds, or property of the Company, any Affiliate, or CFMI, including, without limitation, any specific funds, assets, or other property which the Company, any Affiliate, or CFMI in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to amounts, if any, payable under the Plan, unsecured by any assets of the Company, any Affiliate, or CFMI. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any amounts to any person.

10.9	Claims Procedures. The following claims procedure shall apply with respect to the Plan:

(a) Filing of a Claim for Benefits. If a Participant or Beneficiary (the “Claimant”) believes that he is entitled to benefits under the Plan that are not being paid to him, he shall file a written claim therefor with the Committee.

(b) Notification to Claimant of Decision. After receipt of a claim by the Committee, the Committee shall notify the Claimant of its decision with regard to the claim. The notice must be provided within 90 days (45 days for a claim based on Disability) after the date that the claim is received by the Committee, unless special circumstances require an extension of the period for processing the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant, prior to expiration of the initial period, written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. The written notice of the extension shall specify the circumstances which require the extension as well as the date upon which a final decision is expected. In no event is the extended period to exceed 90 days (30 days for a claim based on Disability, with a second extension of 30 days if necessary) after the end of the initial period. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth:

(i) The specific reason or reasons for the denial;

(ii) Specific reference to pertinent provisions of the Plan on which the denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) An explanation of the procedure for review of the denial.

(c) Procedure for Review. The Claimant may appeal denial of the claim by filing a written application for review with the Committee. The appeal shall be filed within 60 days (180 days for a claim based on Disability) following receipt by the Claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days (180 days for a claim based on Disability) following the latest date on which such notice could have been timely given. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and receive copies of them, free of charge, and submit issues and comments in writing.

(d) Decision on Review. The decision on review of a claim denied in whole or in part by the Committee shall be made in the following manner:

(i) Within 60 days (45 days for a claim based on Disability) following receipt by the Committee of the request for review, unless special circumstances require an extension of time, the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The extension of time will not exceed 60 days (45 days for a claim based on Disability).

(ii) Any review of a decision involving a claim based upon Disability shall not afford deference to an initial adverse determination and shall not be conducted by an individual(s) who made the adverse determination that is the subject of the appeal, nor the subordinate of such individual(s). If a decision on review of a claim based upon Disability is based upon a medical judgment, a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment will be consulted.

(iii) With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

(iv) The decision of the Committee shall be final and conclusive to the extent allowed by applicable law.

(e) Action by Authorized Representative of Claimant. All actions set forth in this Section 10.9 to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him to act in his behalf on such matters. The Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

(f) Prerequisite to Legal Action. A Claimant’s compliance with the foregoing claims procedures shall be a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

10.10	Gender and Number. Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

10.11	Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

10.12	Successors and Assigns. The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators, permitted transferees, and beneficiaries.

*******************